Exhibit 99.1
For Immediate Release
Contact:
Thomas W. Stoelk
Vice President and
Chief Financial Officer
(724) 465-8904
Superior Well Services, Inc. Announces Fourth Quarter
and Year-End Results
INDIANA, PENNSYLVANIA, March 3, 2009 — Superior Well Services, Inc. (NASDAQ: SWSI), a provider of wellsite solutions specializing in technical pumping and completion, down-hole surveying and fluid logistic services, today reported its fourth quarter and 2008 results. Highlights for the year include:
•	Increased revenues for the eleventh consecutive year to a record $520.9 million, an increase of 48% over 2007.

•	Increased EBITDA, a non-GAAP measure, to $113.3 million, up 26% over 2007.

•	Generated operating income of $69.1 million, an increase of 12% over 2007.

•	Net income rose to $38.8 million, up 3% over 2007, resulting in diluted earnings per share of $1.64 and $0.48 for the twelve and three months ended December 31, 2008, respectively.

•	Increased fleet to 1,789 vehicles, up 68% over 2007, to expand our national market presence.
Fourth Quarter 2008 Results
For the three months ended December 31, 2008, revenues increased 70.3% to $161.7 million compared to $94.9 million for the three months ended December 31, 2007. Operating income was $22.5 million for the three months ended December 31, 2008, an 84.1% increase compared to the three months ended December 31, 2007. Net income for the three months ended December 31, 2008 totaled $11.9 million or $0.48 diluted earnings per share. EBITDA, a non-GAAP financial measure, totaled $36.4 million, a 78.9% increase compared to the three months ended December 31, 2007. For our definition of EBITDA, please see footnote 1. For a reconciliation of EBITDA to net income, please see the information following the consolidated statement of income included in this press release.
David Wallace, Chief Executive Officer, said, “Our 70% growth in fourth quarter revenue and 79% growth in EBITDA year-over-year were a result of the maturation of service centers opened in the second half of 2007, as well as our asset acquisition from Diamondback Holdings LLC (“Diamondback”), which made us the fifth largest pressure pumper in the United States. Operating income as a percentage of revenue during the fourth quarter of 2008 was 13.9% which was 1.0% higher compared to the same period last year, but declined 3.2% from the third quarter of 2008. Our operating margins continue to be impacted by greater competitive pricing pressure for our services, higher costs of materials used in our business and increased depreciation expenses due to a larger fleet. As a percentage of revenues, these costs were partially offset by lower labor costs due to a mix change to jobs with higher material content, as well as our ability to leverage these costs over a higher revenue base.
“The current economic and credit environment has lowered demand for energy and resulted in significantly lower prices for crude oil and natural gas. Given the current commodity price and credit environment, we expect that drilling activity will be substantially lower in 2009 compared to 2008, which we believe will reduce demand and ultimately the prices we receive for our services in 2009. The extent and duration of the economic downturn and financial market deterioration is uncertain at this time, but we will continue to focus on operating and material cost reductions, as well as monitoring discretionary spending to respond to prevailing levels of activity. We are responding to this cyclical downturn by implementing cost control measures and a reduction in our capital expenditures. It seems clear that 2009 will be challenging, but we remain confident in our company’s ability to manage through the anticipated activity declines and believe we will be positioned to benefit from the markets eventual recovery.”

Stimulation and completion, nitrogen, cementing, down-hole surveying and fluid logistics revenues represented 68.4%, 5.8%, 15.2%, 6.7% and 3.9% of our total revenues of $161.7 million in the fourth quarter of 2008, respectively. Each of our operating regions had revenue increases compared to the fourth quarter of 2007, with the exception of the Appalachian region. Revenue for Appalachia was lower during the fourth quarter of 2008 as compared to the fourth quarter of 2007 due to a large, non-recurring nitrogen project performed in 2007. Increased activity levels at service centers that were established within the last twelve months (“New Centers”), as well as the Diamondback asset acquisition completed in November 2008, led to the increases in revenue in the fourth quarter of 2008 as compared to the same quarter a year ago. New service centers historically have higher sales discounts than our established service centers because they typically price their services below competitors to initially penetrate new markets. All of our operating regions experienced higher sales discounts for the fourth quarter of 2008 as compared to the fourth quarter of 2007 due to increased price competition. Our stimulation and cementing services continue to see the greatest downward pricing pressure. During the fourth quarter of 2008 we also saw the negative impact from reduction or elimination of fuel surcharges negotiated with several of our customers earlier in the year.
Cost of revenues was $125.1 million, or 77.4% of revenues, during the fourth quarter of 2008, compared to $73.0 million or 76.9% percent of revenues during the fourth quarter of 2007. The increase was due to a mix change to jobs with a larger proportion of material content, as well as higher material costs that could not be passed through to our customers via price increases in the current competitive environment. As a percentage of revenue, material costs increased 4.0% in the fourth quarter of 2008 compared to the fourth quarter of 2007. The year-over-year increase in material costs as a percentage of revenue was due to higher sand, chemical and cement costs, as well as transportation expenses incurred to deliver materials. The material cost increases as a percentage of revenue was partially offset by lower labor expenses as a percentage of revenue. Labor expenses as a percentage of revenues decreased 2.9% to 18.5% in the fourth quarter of 2008 compared to the fourth quarter of 2007 due to increased utilization over a higher revenue base, as well as a $1.4 million reduction in compensation accruals in the fourth quarter of 2008.
SG&A expenses increased 44.2% or $4.3 million for the three months ended December 31, 2008 compared to the three months ended December 31, 2007. As a percentage of revenue, SG&A expenses decreased to 8.7% for the fourth quarter of 2008 from 10.3% for the fourth quarter of 2007 due to the ability to leverage certain fixed costs over a higher revenue base. During the fourth quarter of 2008, we completed the Diamondback asset acquisition which increased SG&A expenses by $2.5 million. Additionally, in connection with the Diamondback asset purchase, we originally planned to finance a portion of the acquisition price with public debt and equity offerings. Due to deterioration in the financial markets, these public offerings were unable to be completed and $0.4 million in offering costs was expensed.
Operating income was $22.5 million for the fourth quarter of 2008 compared to $12.2 million for the fourth quarter of 2007, an increase of 84.1%. As a percentage of revenue, operating income increased from 12.9% in the fourth quarter of 2007 to 13.9% in the fourth quarter of 2008. The primary reasons for the 2008 increase in operating income were the improved profitability from new service centers and the Diamondback asset acquisition. Partially offsetting the 2008 increase in operating income were higher material and depreciation costs and discounts for our services as described above. EBITDA increased $16.0 million in the fourth quarter of 2008 compared to the fourth quarter of 2007 to $36.4 million. For our definition of EBITDA, please see footnote 1. For a reconciliation of EBITDA to net income, please see the information following the consolidated statement of income included in this press release. Net income increased $5.0 million to $11.9 million in the fourth quarter of 2008 compared to the fourth quarter of 2007 due to increased activity levels described above.
FULL YEAR 2008 Results
Revenue was $520.9 million for the year ended December 31, 2008 compared to $350.8 million for the year ended December 31, 2007, an increase of 48.5%. All regions reflected revenue increases when compared to the same period last year. The year-over-year revenue growth was driven by activity increases in our stimulation and cementing services. New centers, existing centers and 2008 acquisitions comprised 52%, 33% and 15% of the revenue increase in 2008 as compared to 2007, respectively. Increased revenue activity levels were partially offset by higher sales discounts for the year ended December 31, 2008 as compared to the year ended December 31, 2007 as a result of increased capacity, greater competition in the operating regions served by these service centers and higher percentage of revenue growth being contributed from new service centers that have higher sales discounts than our established service centers. All of our operating regions experienced higher sales discounts during 2008 as compared to 2007. Our stimulation and cementing services continue to see the greatest downward pricing pressure. As a percentage of revenues, increases in stimulation and cementing sales discounts were in the high single digits for 2008 as compared to 2007.

Cost of revenue increased 60.8% or $153.5 million for the year ended December 31, 2008 compared to the year ended December 31, 2007. The aggregate dollar increase was due to the variable nature of many costs, including materials and fuel. As a percentage of revenue, cost of revenue increased to 78.0% for the year ended December 31, 2008 from 72.0% for year ended December 31, 2007 due to lower utilization caused by poor weather during the first quarter of 2008 in the Appalachian region and increased costs during 2008 for materials and fuel that could not be passed through to our customers via price increases in the current competitive environment. As a percentage of revenue, material costs, depreciation, and fuel costs increased for the year ended December 31, 2008 as compared to the year ended December 31, 2007 by 4.4%, 0.5% and 1.5%, respectively. As a percentage of revenue, depreciation expenses increased 0.5% to 7.5% for year ended December 31, 2008 compared to year ended December 31, 2007 due to the higher levels of capital expenditures made to expand our equipment fleet. Additionally, higher sales discounts lowered net revenues and resulted in an increase in the cost of revenue as a percentage of revenue in 2008 as compared to 2007.
SG&A expenses increased 25.6% to $45.7 million for the year ended December 31, 2008 compared to $36.4 million for the year ended December 31, 2007. As a percentage of revenue, SG&A expenses decreased by 1.6% to 8.8% for the year ended December 31, 2008 from 10.4% for the year ended December 31, 2007 due to the ability to leverage certain of these fixed costs over a higher revenue base. New Centers and the Diamondback asset acquisition accounted for approximately $2.2 million and $2.5 million of the increase in SG&A expense for the year ended December 31, 2008 compared to the year ended December 31, 2007, respectively. During 2008, we hired additional personnel to manage the growth in our operations and SG&A expenses increased due to asset acquisitions.
Operating income was $69.1 million for the year ended December 31, 2008 compared to $61.8 million for the year ended December 31, 2007, an increase of 11.8%. As a percentage of revenue, operating income decreased from 17.6% for the year ended December 31, 2007 to 13.3% for the year ended December 31, 2008. The primary reasons for this decrease were higher material, depreciation and fuel costs, as well as increased discounts for our services as described above. EBITDA increased $23.5 million for the year ended December 31, 2008 compared to the year ended December 31, 2007 to $113.3 million. For our definition of EBITDA, please see footnote 1. For a reconciliation of EBITDA to net income, please see the information following the consolidated statement of income included in this press release. Net income increased $1.1 million to $38.8 million for the year ended December 31, 2008 compared to the year ended December 31, 2007 due to increased activity levels described above.
Capital Investments
During the year ended December 31, 2008, our capital expenditures for newly built property, plant and equipment were $90.4 million, compared to $117.8 million for the same period last year. During 2008, we also purchased certain assets of Nuex Wireline, Inc. and Diamondback Energy Holdings, LLC. The preliminary purchase price for these asset acquisitions totaled $241.0 million. At the end of 2008, we operated a fleet of 1,789 vehicles including high-tech customized pump trucks, blenders, frac vans, nitrogen pump and handling trucks, cement trucks as well as logging and perforating trucks and cranes. Our fleet size increased 68% over 2007 and at the end of 2008, we operated an aggregate of 430,000 horsepower.
We will host a conference call on Tuesday, March 3rd at 11:00 a.m. ET to review these results. To participate in the call, please dial 866-804-6924 and ask for the Superior Well Services, Inc. 2008 fourth quarter financial results conference call. The confirmation code for the meeting is 90742068. A replay of the call will be available through March 18th at 888-286-8010. The conference ID for the replay is 80522467. A simultaneous webcast of the call may be accessed over the Internet at www.swsi.com using the investor relations section of the website.
Superior Well Services, Inc. (NASDAQ: SWSI) is an oilfield services company operating in many of the major oil and natural gas producing regions in the United States.
____________________________
1 We define EBITDA as net income plus interest, taxes, non-cash stock compensation expense, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. We have included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. We use EBITDA as a measure of operating performance, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, to assess compliance with financial ratios and covenants included in credit facilities, in communications with lenders concerning our financial performance and to evaluate the viability of potential acquisitions and overall rates of return. Please see the reconciliation of EBITDA to net income following the consolidated statement of income included in this press release.
Except for historical information, statements made in this press release, including those relating to acquisition or expansion opportunities, future earnings, cash flow and capital expenditures are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Superior expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by Superior based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Superior’s control, which may cause Superior’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include: a decrease in domestic spending by the oil and natural gas exploration and production industry; a decline in or substantial volatility of crude oil and natural gas commodity prices; current weakness in the credit and capital markets and lack of credit availability; overcapacity and competition in our industry; unanticipated costs, delays or other difficulties in executing our growth strategy, including difficulties associated with the integration of the Diamondback acquisition; the loss of one or more significant customers; the loss of or interruption in operations of one or more key suppliers; the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment; and other factors detailed in our Securities and Exchange Commission filings. We undertake no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in our filings with the Securities and Exchange Commission, which are incorporated by reference.
SOURCE: Superior Well Services, Inc.

SUPERIOR WELL SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended			Year Ended
	December 31,			December 31,
			%			%
	2007	2008	change	2007	2008	change
Revenue	$94,938	$161,706	70.3%	$350,770	$520,889	48.5%
Cost of revenue	72,961	125,145	71.5%	252,539	406,044	60.8%

Gross profit	21,977	36,561	66.4%	98,231	114,845	16.9%
Selling, general and administrative expenses	9,768	14,088	44.2%	36,390	45,702	25.6%

Operating income	12,209	22,473	84.1%	61,841	69,143	11.8%
Interest expense	105	1,958		282	2,834
Other income (expense), net	(35)	2		766	(135)

Income before income taxes	12,069	20,517	70.0%	62,325	66,174	6.2%
Income taxes
Current	527	418		14,110	7,057
Deferred	4586	8,189		10,460	20,304

	5,113	8,607		24,570	27,362

Net income	$6,956	$11,910	71.2%	$37,755	$38,812	2.8%

Earnings per share:
Basic	$0.30	$0.51	70.0%	$1.63	$1.67	2.5%

Fully diluted	$0.30	$0.48	60.0%	$1.63	$1.64	0.6%

Weighted average shares outstanding:
Basic	23,103,687	23,154,166		23,100,402	23,150,463
Fully diluted	23,149,773	24,588,949		23,195,914	23,661,608
Revenue by operating region (amounts in thousands):

	Three Months Ended December 31,				Year Ended December 31,
Region	2007		2008		2007		2008
Appalachian	$45,633	48.1%	$43,791	27.1%	$158,894	45.3%	$179,173	34.4%
Southeast	17,479	18.4	29,992	18.5	66,690	19.0	92,971	17.8
Rocky Mountain	7,041	7.4	17,509	10.8	31,558	9.0	60,281	11.6
Southwest	10,378	10.9	32,739	20.3	37,565	10.7	82,857	15.9
Mid-Continent	14,407	15.2	37,675	23.3	56,063	16.0	105,607	20.3

Total	$94,938	100.0%	$161,706	100.0%	$350,770	100.0%	$520,889	100.0%

Revenue by service type (amounts in thousands):

	Three Months Ended December 31,				Year Ended December 31,
	2007		2008		2007		2008
Technical pumping services	$84,727	89.2%	$144,530	89.4%	$304,949	86.9%	$465,471	89.4%
Down-hole surveying services	10,211	10.8	10,855	6.7	45,821	13.1	49,097	9.4
Fluid logistics	—	—	6,321	3.9	—	—	6,321	1.2

Total revenue	$94,938	100.0%	$161,706	100.0%	$350,770	100.0%	$520,889	100.0%

Supplemental data (amounts in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2008	2007	2008
Depreciation and amortization	$7,649	$13,252	$25,277	$41,806
Capital expenditures	32,522	14,905	127,705	174,666

Non-GAAP Financial Measures:
The following table presents a reconciliation of EBITDA with our net income for each of the periods indicated (amounts in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2008	2007	2008
Reconciliation of EBITDA to Net Income:
Net income	$6,956	$11,910	$37,755	$38,812
Income tax expense	5,113	8,607	24,570	27,362
Interest expense	105	1,958	282	2,834
Stock compensation expense	511	641	1,961	2,522
Depreciation and amortization	7,649	13,252	25,277	41,806

EBITDA	$20,334	$36,368	$89,845	$113,336